Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1, as amended (No. 333-289142 and No. 333-289146, as amended), Form S-3 (No. 333-290308), and Form S-8 (No. 333.292951, No. 333-258906, and No. 333-220838) of Abundia Global Impact Group, Inc. (the “Company”) of our report dated February 24, 2025, relating to the consolidated financial statements of Abundia Global Impact Group, LLC, as of and for the year ended December 31, 2024, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP

Houston, Texas

March 23, 2026